EXHIBIT 10.2

IRREVOCABLE UNDERTAKING

This irrevocable undertaking (the “Undertaking”) is entered into on 8 May 2011 by and between

1.	Trimble Navigation Limited, a company incorporated under the laws of California in the United States of America, having its registered office in Sunnyvale, California, in the United States of America (the “Bidder”); and

2.	Gerako Oy, a limited liability company incorporated under the laws of Finland, having its registered office in Espoo, Finland (the “Shareholder”).

Each of the Bidder and the Shareholder are hereinafter also separately referred to as a “Party” and together as the “Parties”.

RECITALS

A. The Bidder is evaluating the possible acquisition of all issued and outstanding shares in Tekla Oyj, a public limited liability company incorporated under the laws of Finland (the “Company”) (such contemplated acquisition hereinafter referred to as the “Project”).

B. Subject to the result of its evaluation of the Project, the Bidder intends to make a public offer, directly or through a subsidiary, to the holders of the shares in the Company to tender all of the shares and any other rights entitling to shares in the Company on terms and conditions to be specified in a tender offer document (the “Offer”), it being clear, however, that nothing in this Undertaking creates any obligation on the Bidder to make such Offer.

C. In order to facilitate the contemplated Offer, the Shareholder has agreed to make the irrevocable undertaking contemplated herein regarding (i) its current shareholding of 8,596,020 shares in the Company (representing approximately 38 percent of the shares in the Company), and (ii) any and all additional shares in the Company that the Shareholder may acquire from the date of this Undertaking up to and until the end of the acceptance period under the Offer to be possibly made by the Bidder (the “Shares”).

D. It is noted that an extraordinary general meeting of shareholders of Gerako Oy held on 5 May 2011 has approved the Sale of the Shares on certain terms. Moreover, the board of directors of Gerako Oy has taken a decision on 5 May 2011 to approve the sale of the Shares and to authorize the chairman of the board to negotiate and finalize the sale.

1. SHAREHOLDER’S UNDERTAKINGS

The Shareholder represents and warrants that it is the owner of, and has all relevant authority to accept (or procure the acceptance of) the Offer in respect of, the Shares, and that the Shares are free and clear of encumbrances of any kind.

The Shareholder hereby irrevocably undertakes to (i) accept the Offer at a cash price of EUR 15.00 per Share (the “Selling Price”), and otherwise in accordance with the terms and conditions of the Offer to be determined by the Bidder, in respect of all Shares (or, in the Bidder’s discretion, sell such Shares to the Bidder or its nominated subsidiary separately from the Offer at the Selling

Price), and (ii) deliver evidence of such acceptance to the Bidder within three days from the beginning of the acceptance period of the Offer, and (iii) not to exercise voting rights pertaining to the Shares in a manner which may prejudice or frustrate the Offer.

In particular, it is agreed and understood by the Parties that the board of directors of the Company may, pursuant to the authorization granted by the annual general meeting held on 6 April 2011, resolve to distribute additional dividends or other funds to its shareholders in the maximum amount of EUR 18, 000,000.00, and that a per share distribution of EUR 0.80 is being contemplated. The funds so distributed prior to the Closing Date shall result in equal reduction in the above stated per share offer price resulting in the Selling Price being EUR 14.20. Should the Company distribute any further dividends or make any other distributions or payments to shareholders, in their capacity of shareholders, after the date hereof and prior to the Shares having been transferred to the Bidder pursuant to the Offer so that such payments would not be made to the Bidder, the Selling Price shall be further reduced by such distribution or payment.

Also, if the consideration offered by the Bidder is increased in the Offer from time to time, the Shareholder’s irrevocable undertaking to accept the Offer above is subject to that the Selling Price is increased accordingly.

The Shareholder hereby irrevocably undertakes not to (i) offer, sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Shares, whether directly or indirectly, except to the Bidder or its nominee, (ii) solicit or accept any other offer (public or private) in respect of any of the Shares, (iii) directly or indirectly solicit proposals or offers from third parties for the acquisition of all shares in the Company, (iv) take any action or make any statement, which could prejudice the Offer, or (v) withdraw the acceptance of the Offer referred to above in respect of any of the Shares regardless of any terms of withdrawal contained in the Offer or any legal right to withdraw.

It is further agreed between the Parties that the Bidder shall not transfer any of the Shares to a third party other than any of its subsidiaries or affiliated companies at a price higher than the Selling Price (as such price may have been increased from time to time) without the consent of the Shareholder during a period of nine months after the Shares have been acquired by the Bidder.

For the avoidance of doubt it is agreed and understood that by signing this Undertaking the Shareholder is not waiving any of the rights described in Chapter 6 Section 13 of the Finnish Securities Markets Act (495/1989, as amended).

2. ENTRY INTO FORCE AND TERMINATION

The obligation of the Shareholder to accept the Offer and/or to sell the Shares pursuant to this Undertaking shall enter into force only upon the initial announcement of the Offer it being agreed and understood that all other rights and obligations pursuant to this Undertaking will take effect immediately upon execution of this Agreement.

This Undertaking shall terminate automatically and be of no further force or effect if the Offer has not been announced on or before 23 May 2011 or four weeks after the Offer has lapsed.

3. MISCELLANEOUS

Any public disclosure of this Undertaking shall be agreed in advance between the Parties, except as required by applicable law or stock exchange regulation, in which case the Party required to disclose information hereof shall to the extent reasonably practicable consult with the other Party

2 (3)

prior to such disclosure. The Parties agree that this Undertaking may be disclosed, in the discretion of the Bidder, in connection with the announcement of the Offer and/or in the offer documentation to be prepared by the Bidder for the Offer.

Each of the Parties confirms that this Undertaking represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

This Undertaking may only be amended by an instrument in writing duly executed by the Parties.

If any provision of this Undertaking or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Undertaking as shall be necessary to give effect to the spirit of this Undertaking so far as possible. If the Parties fail to amend this Undertaking, the provision which is void, invalid or unenforceable, shall be deleted and the remaining provisions of this Undertaking shall continue in full force and effect.

4. GOVERNING LAW AND DISPUTES

This Undertaking is governed by the laws of Finland. Any disputes related to or based on this Undertaking shall be finally settled in arbitration in Helsinki, Finland, pursuant to the rules of the Arbitration Institute of the Central Chamber of Commerce in Finland. Notwithstanding the aforementioned, the Bidder shall have the right to seek restrictive injunctions or orders for specific performance against the Shareholder in a court of law of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have duly executed this Undertaking in Helsinki as of the day and year first above written.

Trimble Navigation Limited

By:	By:
Name:	Name:

Gerako Oy

By:	By:
Name:	Name:

3 (3)